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                                                                     EXHIBIT 5.1


                                December 21, 2001

Juniper Networks, Inc.
1194 North Mathilda Avenue
Sunnyvale, CA 94089

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     I have examined the Registration Statement on Form S-3 to be filed by Juniper Networks, Inc. (the "Company") with the Securities and Exchange Commission on December 21, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 4,611,705 shares of the Company's common stock (the "Shares"), all of which are authorized and have been previously issued to the selling stockholders named therein in connection with the acquisition by the Company of Pacific Broadband Communications, Inc. The Shares are to be offered by the selling stockholders for sale to the public as described in the Registration Statement.

     I am of the opinion that all proper corporate proceedings have been taken prior to the registration of the Shares, including such proceedings to be carried out in accordance with the securities laws of the various states, where required, such that the Shares, when sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the registration statement referred to above. This opinion is limited to the laws of the State of Delaware and the federal law of the United States of America.


                                  Very truly yours,


                                       /s/ Lisa C. Berry
                                  ---------------------------------------------
                                  Lisa C. Berry
                                  Vice President, General Counsel and Secretary